Exhibit 10(h)

Schering-Plough Corporation

_____________________________

Directors Stock Award Plan

(amended by Board of Directors on February 25, 2003)

1. The purposes of the Directors Stock Award Plan (the "Plan") are:

(a) to attract and retain highly qualified individuals to serve as Directors of

Schering-Plough Corporation (the "Corporation");

(b) to relate non-employee Directors compensation more closely to the Corporation's performance and its shareholders' interests; and

(c) to increase non-employee Directors stock ownership in the Corporation.

2. The Plan first became effective on June 28, 1988 (the "Effective Date").

3. Subject to adjustment as provided in Section 9 below, the number of shares of Common

Stock of the Corporation available for issuance under the Plan shall be Nine Hundred

Thousand (900,000), unless the shareholders of the Corporation shall approve an amendment to increase such limit.

4. Under this Plan, each of the incumbent non-employee Directors receives a specified number of shares of Common Stock of the Corporation each year. Upon the Effective Date, the number of shares of Common Stock of the Corporation awarded per year under the Plan was 100 shares to each non-employee Director, and such number has been amended from time to time. From and after October 26, 1999, the number of shares of Common Stock of the Corporation awarded each year under the Plan has been, and shall continue to be, 2,500 shares to each non-employee Director, subject to adjustment as provided in Section 9 below. The shares are awarded on the day following each Annual Meeting of Shareholders of the Corporation. Newly eligible non-employee Directors receive a pro rata portion of such award of shares of Common Stock for the applicable term pending the next succeeding Annual Meeting of Shareholders.

5. From and after February 25, 2003, any non-employee Director may elect to receive, in lieu of any shares of Common Stock that otherwise would be issuable to such Director under Section 4, a number of Stock Units equal to the number of shares of Common Stock otherwise issuable. A "Stock Unit" represents a right to receive shares of Common Stock of the Corporation on the Deferred Delivery Date (as defined in Section 6 below). A Director's election to receive Stock Units in lieu of Common Stock must be delivered to the Corporation, in the form and manner prescribed by the Corporation, by December 15 of the year immediately preceding the year in which the shares of Common Stock would otherwise be issuable, except that

(a) an election to defer shares of Common Stock issuable the day following the 2003

Annual Meeting must be delivered to the Corporation by March 31, 2003; and

(b) any person who first becomes a non-employee Director between December 15 and the date of the next succeeding Annual Meeting of Shareholders and who wishes to defer shares of Common Stock issuable the day following such Annual Meeting of

Shareholders must deliver a deferral election to the Corporation by the end of the calendar quarter in which he or she becomes a non-employee Director.

6. The "Deferred Delivery Date" shall be the earliest to occur of:

(a) the date selected by the Director;

(b) the first anniversary of the date the Director ceases to be a Director (or as soon as practicable thereafter); or

(c) such date as the Corporation shall determine, which determination shall not require the consent of the Director.

Notwithstanding the foregoing, upon the death of a Director, Common Stock underlying any Stock Units credited to such Director's account shall be delivered to the Director's named beneficiary or, if no such beneficiary has been named, to the Director's estate.

7. Stock Units shall not be evidenced by any certificate or other instrument, but shall be reflected on the books and records of the Corporation as an unsecured contractual obligation of the Corporation. The number of Stock Units credited to a Director's account shall be increased on each date on which the Corporation pays a dividend on the Common Stock, by a number that assumes payment of an equivalent dividend on the Stock Units and reinvestment of the dividend at the opening sale price of the Common Stock on the dividend payment date. Stock Units credited to a Director's account pursuant to this Section shall be paid to the Director on the Deferred Delivery Date applicable to the Stock Units on which the dividend was accrued.

8. Prior to the delivery of shares of Common Stock on a Deferred Delivery Date, a Director shall not have any rights as a shareholder as to those shares. Stock Units, and a Director's right to receive shares of Common Stock on a Deferred Delivery Date, may not be transferred other than by will or pursuant to the laws of descent and distribution.

9. In the event of any stock dividend, stock split, reverse stock split, share combination,

recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disposition by the Corporation of a subsidiary or affiliate, or any similar event involving the Corporation, the Board of Directors of the Corporation shall make such adjustments (if any) under the Plan as it deems appropriate and equitable, in its discretion, to reflect such event, including without limitation adjustments to the share limit provided in Section 3, to the number of shares of Common Stock to be granted pursuant to Section 4, and/or the kind of shares represented by any outstanding Stock Units. Such adjustments may include, without limitation, (i) the cancellation of outstanding Stock Units, provided that the grantee receives in exchange a payment of cash, property or a combination thereof having an aggregate value equal to the value of the cancelled Stock Units, or (ii) the substitution of other property (including, without limitation, other securities) for the Common Stock represented by outstanding Stock Units.

10. All shares of Common Stock of the Corporation to be used for purposes of this Plan shall be treasury shares.

11. Upon receiving a distribution of shares pursuant to this Plan, the Director may be required to represent in writing that he or she is acquiring such shares for his or her account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificate for such shares may include any legend that the Corporation deems appropriate to reflect any restrictions on transactions.

12. This Plan shall be construed in accordance with the laws of the State of New Jersey and may be amended or terminated at any time by action of the Board of Directors of the Corporation, provided, however, that this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.